Exhibit 99.1

Shaw’s Board Authorizes Share Repurchase Program

BATON ROUGE, La.--(BUSINESS WIRE)--January 10, 2011--The Shaw Group Inc. (NYSE: SHAW) today announced the company’s board of directors has authorized the purchase of up to $500 million of outstanding shares of the company’s common stock.

The share repurchase program will be funded from the company's available cash and short-term investments, which was approximately $1.6 billion at the end of the first quarter of fiscal year 2011. Any purchase under this program in excess of $250 million is subject to consent from the company’s amended and restated credit facility lenders. Shaw has initiated the process to obtain that consent.

“Shaw has an excellent track record of growth and value-creation through our strategic initiatives,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer. “For quite some time, we patiently have considered a number of value-creating opportunities, while being good stewards of the company’s substantial cash balances. At this time, we believe a share repurchase program provides the best opportunity to use a portion of our cash for the benefit of our shareholders.”

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects, operations and financial results, which are based on currently available information. Actual future results and financial performance could vary significantly from those anticipated in such statements.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2010, May 31, 2010 and November 30, 2010, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings. Our current expectations may not be realized as a result of, among other things:

  Changes in our clients’ financial conditions, including their capital spending;
  Our ability to obtain new contracts and meet our performance obligations;
  Client contract cancellations or modifications to contract scope;
  Worsening global economic conditions;

  Changes to the regulatory environment;
  Litigation or arbitration decisions;
  Failure to achieve projected backlog.

As a result of these risks and others, actual results could vary significantly from those anticipated in this presentation, and our financial condition and results of operations could be materially adversely affected. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com